KEITH D. CALLISON, SRA
REAL ESTATE APPRAISER and CONSULTANT

July 23, 1997

Mr. Bill Martin III
MMR Investment Bankers
P.O. Box 781440
Wichita, Kansas 67278-1440

     Ref: Front Range Assisted Living, LLC

Mr. Martin,
This letter is to acknowledge permission for Front Range Assisted Living LLC and MMR Investment Bankers to copy or reproduce the Limited/Summary Appraisal report of Evergreen Gardens of St. George, 220 S. 1200 East Street, St. George, Utah 84770, dated April 7, 1997, for use with investors, and in the Prospectus on form 1A according to Regulation A.

Sincerely,

/S/ Keith D. Callison

Keith D. Callison, SRA